Exhibit 99.1


            Kopin Corporation Receives Notice from NASDAQ
                 Due to Delay in Filing of Form 10-Q


    TAUNTON, Mass.--(BUSINESS WIRE)--Nov. 21, 2006--Kopin Corporation (NASDAQ: KOPN) today announced that on November 15, 2006 it received a NASDAQ Staff Determination letter indicating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The notice also indicated that Kopin's common stock is subject to delisting from The NASDAQ Global Market unless Kopin requests a hearing before the NASDAQ Qualifications Panel. Accordingly, on November 21, 2006 Kopin requested a hearing before the panel to review the determination and to request continued listing of its common stock on The NASDAQ Global Market. Pending the occurrence and resolution of this hearing, Kopin's common stock will remain listed on The NASDAQ Global Market. However, there can be no assurance that the panel will grant Kopin's request for continued listing of its common stock.

    On November 1, 2006, Kopin announced that its Board of Directors had appointed a special committee to review its past stock option practices; that the Company would not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 until after the completion of the special committee's review; and that the Form 10-Q was not expected to be filed by the November 10, 2006 filing deadline.

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin already has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

               Kopin - The NanoSemiconductor Company(TM)

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: Kopin's decision to request a hearing to review the NASDAQ Staff Determination letter; Kopin's intention to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006 after the special committee's review is concluded; and the possible delisting of Kopin's common stock from The NASDAQ Global Market. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: the potential that Kopin may be unsuccessful in its request for a hearing to review the NASDAQ Staff Determination letter; that the NASDAQ Listing Qualifications Panel may not grant the Company's request for continued listing of its common stock; the timing and outcome of the special committee's review of Kopin's past stock option practices; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Quarterly Report on Form 10-Q for the three-month period ended July 1, 2006 and Annual Report on Form 10-K for the year ended December 31, 2005.


    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com